Exhibit 99.1

For Immediate Release:

Media Contact:	Investor Contact:
Marty Richmond	Samir Khanal
Vice President Marketing and Corporate Communications	Senior Director of Investor Relations
216.755.5500	216.755.5500
mrichmond@ddr.com	skhanal@ddr.com

DDR REPORTS A 9% INCREASE IN OPERATING FFO PER DILUTED SHARE

TO $0.25 FOR THE QUARTER ENDED JUNE 30, 2012

BEACHWOOD, OHIO, July 31, 2012 – DDR Corp. (NYSE: DDR) today announced operating results for the second quarter ended June 30, 2012.

SIGNIFICANT SECOND QUARTER ACTIVITY

•	Generated Operating FFO of $0.25 per diluted share, an increase of 9% compared to second quarter of 2011

•	Executed 426 new leases and renewals for 2.7 million square feet

•	Increased the portfolio leased rate 40 basis points sequentially to 94.1% at June 30, 2012 from 93.7% at March 31, 2012 and 110 basis points year-over-year from 93.0% at June 30, 2011

•	Including the assets acquired on June 20, 2012 in the Blackstone joint venture, the revised portfolio leased rate at June 30, 2012 was 93.7%

•

Generated positive leasing spreads, with new leases up 10.7% at 100% ownership and 22.2% on a pro rata basis, and renewals up 6.1% at 100% ownership and 5.8% on a pro rata basis; blended spreads were up 6.8% at 100% ownership and 8.3% on a pro rata basis

•	Generated same store net operating income growth of 3.9% at 100% ownership and 3.1% on a pro rata basis

•	Completed $70 million in acquisitions of two prime shopping centers

•	Completed $80.5 million of non-prime asset sales, of which DDR’s pro rata share of the proceeds was $75.1 million

•	Closed on a new unconsolidated joint venture with an affiliate of The Blackstone Group L.P. for $1.4 billion that acquired 46 previously managed but unowned shopping centers

•	Issued 23.8 million common shares for gross proceeds of $315 million to fund the Company’s share of the Blackstone joint venture and other prime asset acquisitions

“We are very pleased with the consistency of our financial and operating performance in a very volatile macroeconomic environment. We expect this progress to continue as our portfolio exhibits a high level of resilience and growth,” commented DDR’s president and chief executive officer, Daniel B. Hurwitz.

FINANCIAL HIGHLIGHTS

The Company’s second quarter Operating Funds From Operations applicable to common shareholders (“Operating FFO”) increased to $71.6 million, or $0.25 per diluted share, before $6.5 million of net adjustments, which compares to $64.4 million, or $0.23 per diluted share, before $11.9 million of net adjustments for the prior-year comparable period. The increase in Operating FFO for the three-month period ended June 30, 2012, as compared to the same period in 2011, is primarily due to organic growth and the acquisition of nine shopping center assets in 2011 and 2012 partially offset by asset dispositions.

Funds From Operations applicable to common shareholders (“FFO”) for the three-month period ended June 30, 2012, increased to $78.1 million, or $0.27 per diluted share, which compares to FFO of $52.6 million, or $0.19 per diluted share, for the prior-year comparable period. The increase in FFO for the three-month period ended June 30, 2012, as compared to the same period in 2011, is primarily due to the gain on change in control of interests related to the Company’s acquisition of two assets from an unconsolidated joint venture partially offset by the loss on debt extinguishment related to the Company’s repurchase of a portion of its 9.625% unsecured notes in 2012.

FFO for the six-month period ended June 30, 2012 was $137.8 million, or $0.49 per diluted share, which compares to FFO of $145.5 million, or $0.45 per diluted share, for the prior-year comparable period. The decrease in FFO for the six-month period ended June 30, 2012, as compared to the same period in 2011, is primarily due to the same factors impacting FFO as explained above in addition to the effect of the valuation adjustment associated with the warrants that were exercised in full for cash in the first quarter of 2011.

Net loss applicable to common shareholders for the three-month period ended June 30, 2012, was $44.5 million, or $0.16 per diluted share, which compares to net loss of $26.9 million, or $0.10 per diluted share, for the prior-year comparable period. Net loss applicable to common shareholders for the six-month period ended June 30, 2012, was $66.5 million, or $0.24 per diluted share, which compares to net loss of $2.1 million, or $0.09 per diluted share, for the prior-year comparable period. The increase in net loss applicable to common shareholders for the three- and six-month periods ended June 30, 2012, as compared to the same periods in 2011, is primarily due to the same factors impacting FFO as explained above as well as an increase in impairment charges in the second quarter of 2012.

LEASING & PORTFOLIO OPERATIONS

The following results for the three-month period ended June 30, 2012, highlight continued strong leasing activity throughout the portfolio:

•	Executed 200 new leases aggregating 0.9 million square feet and 226 renewals aggregating approximately 1.8 million square feet

•	The portfolio leased rate was 94.1% at June 30, 2012, as compared to 93.7% at March 31, 2012 and 93.0% at June 30, 2011 on a comparable basis

•	The portfolio leased rate at June 30, 2012, including the 46 assets acquired on June 20, 2012 by the Blackstone joint venture, was 93.7%

•

On a cash basis, rental rates for new leases increased by 10.7% at 100% ownership and 22.2% on a pro rata basis, and renewals by 6.1% at 100% ownership and 5.8% on a pro rata basis. Overall, blended spreads were up 6.8% at 100% ownership and 8.3% on a pro rata basis.

•	Same store net operating income (“NOI”) increased by 3.9% at 100% ownership for the three-month period ended June 30, 2012 as compared to the prior-year comparable period and 3.1% on a pro rata basis

•	Total portfolio average annualized base rent per occupied square foot as of June 30, 2012 was $13.80, as compared to $13.46 at June 30, 2011

ACQUISITIONS & FINANCINGS

In June 2012, affiliates of the Company and The Blackstone Group L.P. (“Blackstone”) closed a joint venture which acquired a portfolio of 46 shopping centers previously owned by EPN Group. An affiliate of Blackstone owns 95% of the common equity of the joint venture, and the remaining 5% interest is owned by an affiliate of the Company. The transaction is valued at approximately $1.4 billion. The joint venture assumed approximately $635 million of senior non-recourse debt and entered into an additional $320 million of non-recourse debt with a five-year term. In addition, the Company funded the joint venture with $150 million in preferred equity with a fixed distribution rate of 10%, as well as its $17 million common equity funding. The Company will continue to provide leasing and property management services and will have the right of first offer to acquire 10 of the assets under specified conditions. The Company funded its investment with proceeds from the equity forward sale agreements entered into in January 2012 and settled in June 2012 for net proceeds of $231.2 million.

In April 2012, the Company acquired its unconsolidated joint venture partner’s 50% ownership interest in two prime power centers located in Portland, Oregon and Phoenix, Arizona for an aggregate purchase price of $70 million. Tanasbourne Town Center in Portland, Oregon, is a large-format power center totaling 566,000 square feet. The shopping center is anchored by national tenants including Target, Nordstrom Rack, Bed Bath & Beyond, Ross Dress For Less, Michaels, Old Navy and Petco. Arrowhead Crossing in Phoenix, Arizona, is a large-format power center totaling 412,000 square feet. The shopping center is anchored by national tenants including Nordstrom Rack, DSW, T.J.Maxx, HomeGoods, Staples and Hobby Lobby. The Company funded its $70 million investment with proceeds from the issuance of 4.8 million common shares at an average price of $14.64 per share through its at-the-market common equity program. At closing, approximately $104 million of mortgage debt was repaid and the two assets are part of the Company’s large unencumbered pool. The Company recorded an aggregate gain of approximately $39.3 million in connection with the step-up of its investment basis to fair value due to the change in control that occurred.

In June 2012, the Company issued $300 million aggregate principal amount of 4.625% senior unsecured notes due July 2022. Proceeds from the issuance were used to repay the 5.375% senior unsecured notes with an aggregate principal amount of $223.5 million at par scheduled to mature in October 2012 and repay amounts outstanding on the revolving credit facilities.

During the three- and six-month periods ended June 30, 2012, the Company repurchased $34.5 million and $60.0 million, respectively, aggregate principal amount of its outstanding 9.625% senior unsecured notes with a maturity date of March 2016 at a premium to par, resulting in a loss on debt retirement of $7.9 million and $13.5 million, respectively.

On August 1, 2012, the Company expects to issue $200.0 million of its newly designated 6.50% Class J cumulative redeemable preferred shares at a price of $25.00 per depositary share. In addition, in July 2012, the Company announced the redemption of its 7.50% Class I cumulative redeemable preferred shares at a redemption of price of $25.00 per depositary share plus accrued and unpaid dividends of $0.1875 per depositary share. The proceeds from the issuance of the Class J shares are expected to be primarily used to redeem the Class I shares, which is expected to close on August 20, 2012.

DISPOSITIONS

The Company sold 15 consolidated assets, aggregating approximately 2.1 million square feet, in the second quarter of 2012, generating gross proceeds of approximately $60.4 million. In addition, the Company sold $13.3 million of consolidated non-income producing assets. The Company recorded an aggregate net gain of approximately $8.4 million related to asset sales in the second quarter of 2012.

In the second quarter of 2012, the Company’s unconsolidated joint ventures sold one asset generating gross proceeds of approximately $6.8 million, of which the Company’s proportionate share was $1.4 million. The aggregate gain on sale in the second quarter of 2012 was approximately $0.2 million, of which the Company’s proportionate share was immaterial.

2012 GUIDANCE

There has been no change in Operating FFO per share guidance since the last update provided on May 1, 2012. The Company continues to estimate Operating FFO for 2012 between $1.00 and $1.04 per diluted share.

NON-GAAP DISCLOSURES

FFO is a supplemental non-GAAP financial measurement used as a standard in the real estate industry and a widely accepted measure of real estate investment trust (“REIT”) performance. Management believes that FFO and Operating FFO provide additional indicators of the financial performance of a REIT. The Company also believes that FFO and Operating FFO more appropriately measure the core operations of the Company and provide benchmarks to its peer group. Neither FFO nor Operating FFO represents cash generated from operating activities in accordance with generally accepted accounting principles (“GAAP”), is necessarily indicative of cash available to fund cash needs and should be considered as an alternative to net income computed in accordance with GAAP as an indicator of the Company’s operating performance or as an alternative to cash flow as a measure of liquidity.

FFO is defined and calculated by the Company as net income, adjusted to exclude: (i) preferred share dividends, (ii) gains and losses from disposition of depreciable real estate property, which are presented net of taxes, (iii) impairment charges on depreciable real estate property and related investments, (iv) extraordinary items and (iv) certain non-cash items. These non-cash items principally include real property depreciation and amortization of intangibles, equity income from joint ventures and equity income from non-controlling interests and adding the Company’s proportionate share of FFO from its unconsolidated joint ventures and non-controlling interests, determined on a consistent basis. The Company calculates Operating FFO by excluding the non-operating charges and gains described above. The Company computes FFO in accordance with the NAREIT definition as affirmed by NAREIT on October 31, 2011. Other real estate companies may calculate FFO and Operating FFO in a different manner. FFO excluding the net non-operating items detailed above is useful to investors as the Company removes these charges and gains to analyze the results of its operations and assess performance of the core operating real estate portfolio. A reconciliation of net income (loss) to FFO and Operating FFO is presented in the financial highlights section of the Company’s quarterly supplement.

SAFE HARBOR

DDR considers portions of the information in this press release to be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, both as amended, with respect to the Company’s expectation for future periods. Although the Company believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that its expectations will be achieved. For this purpose, any statements contained herein that are not historical fact may be deemed to be forward-looking statements. There are a number of important factors that could cause our results to differ materially from those indicated by such forward-looking statements, including, among other factors, local conditions such as oversupply of space or a reduction in demand for real estate in the area; competition from other available space; dependence on rental income from real property; the loss of, significant downsizing of or bankruptcy of a major tenant; constructing properties or expansions that produce a desired yield on investment; our ability to buy or sell assets on commercially reasonable terms; our ability to complete acquisitions or dispositions of assets under contract; our ability to secure equity or debt financing on commercially acceptable terms or at all; our ability to enter into definitive agreements with regard to our financing and joint venture arrangements or our failure to satisfy conditions to the completion of these arrangements; the success of our capital recycling strategy; and the finalization of the financial statements for the three-month period ended June 30, 2012. For additional factors that could cause the results of the Company to differ materially from those indicated in the forward-looking statements, please refer to the

Company’s Form 10-K for the year ended December 31, 2011, as amended. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof.

ABOUT DDR

DDR is an owner and manager of 459 value-oriented shopping centers representing 117 million square feet in 39 states, Puerto Rico and Brazil. The Company’s assets are concentrated in high barrier-to-entry markets with stable populations and high growth potential and its portfolio is actively managed to create long-term shareholder value. DDR is a self-administered and self-managed REIT operating as a fully integrated real estate company, and is publicly traded on the New York Stock Exchange under the ticker symbol DDR. Additional information about the company is available at www.ddr.com.

CONFERENCE CALL INFORMATION & SUPPLEMENTAL MATERIALS

A copy of the Company’s Supplemental Financial/Operational package is available to all interested parties upon request to Samir Khanal, at the Company’s corporate office, 3300 Enterprise Parkway, Beachwood, Ohio 44122 or at www.ddr.com.

The Company will hold its quarterly conference call tomorrow, August 1, 2012, at 10:00 a.m. Eastern Daylight Time. To participate, please dial 866.202.4367 (domestic), or 617.213.8845 (international) at least ten minutes prior to the scheduled start of the call. When prompted, provide the passcode: 41337639. Access to the live call and replay will also be available through the Company’s website. The replay will be available through August 8, 2012.

DDR Corp.

Financial Highlights

(In Thousands)

	Three-Month Periods Ended June 30,		Six-Month Periods Ended June 30,
	2012	2011	2012	2011
Revenues:
Minimum rents (A)	$133,861	$124,703	$263,735	$249,193
Percentage and overage rents (A)	655	734	2,110	2,488
Recoveries from tenants	42,158	41,757	85,021	85,212
Ancillary and other property income	6,713	6,792	12,817	13,604
Management, development and other fee income	11,222	11,891	22,976	23,642
Other (B)	134	1,049	714	2,170

	194,743	186,926	387,373	376,309

Expenses:
Operating and maintenance	30,979	33,810	64,377	68,227
Real estate taxes	25,631	25,195	50,779	49,950
Impairment charges (C)	80,227	811	82,363	4,667
General and administrative	19,131	17,979	38,144	47,357
Depreciation and amortization	63,561	52,888	122,977	105,080

	219,529	130,683	358,640	275,281

Other income (expense):
Interest income	2,328	2,419	4,168	5,218
Interest expense (D)	(54,617)	(56,239)	(110,587)	(112,633)
Loss on debt retirement, net (E)	(7,892)	—	(13,495)	—
Gain on equity derivative instruments	—	—	—	21,926
Other expense, net (F)	(3,657)	(6,347)	(5,259)	(5,007)

	(63,838)	(60,167)	(125,173)	(90,496)

(Loss) income before earnings from equity method investments and other items	(88,624)	(3,924)	(96,440)	10,532
Equity in net income of joint ventures (G)	3,232	16,567	11,480	18,541
Impairment of joint venture investments (C)	—	(1,636)	(560)	(1,671)
Gain on change in control of interests (H)	39,348	981	39,348	22,710
Tax expense of taxable REIT subsidiaries and state franchise and income taxes	(371)	(392)	(549)	(718)

(Loss) income from continuing operations	(46,415)	11,596	(46,721)	49,394
Income (loss) from discontinued operations (I)	3,801	(27,175)	(11,439)	(28,733)

(Loss) income before gain on disposition of real estate	(42,614)	(15,579)	(58,160)	20,661
Gain on disposition of real estate, net of tax	5,234	2,310	5,899	1,449

Net (loss) income	(37,380)	(13,269)	(52,261)	22,110
Income attributable to non-controlling interests	(120)	(114)	(296)	(181)

Net (loss) income attributable to DDR	$(37,500)	$(13,383)	(52,557)	21,929

Write-off of preferred share original issuance costs	—	(6,402)	—	(6,402)
Preferred dividends	(6,967)	(7,085)	(13,934)	(17,653)

Net loss applicable to common shareholders	$(44,467)	$(26,870)	$(66,491)	$(2,126)

Funds From Operations (“FFO”):
Net loss applicable to common shareholders	$(44,467)	$(26,870)	$(66,491)	$(2,126)
Depreciation and amortization of real estate investments	61,697	54,919	120,144	108,723
Equity in net income of joint ventures (G)	(3,232)	(16,567)	(11,480)	(18,541)
Impairment of depreciable joint venture investments	—	—	560	35
Joint ventures’ FFO (G)	12,633	14,781	26,618	29,528
Non-controlling interests (OP Units)	48	16	96	32
Impairment of depreciable real estate assets, net of non-controlling interests	54,714	20,256	72,054	22,239
(Gain) loss on disposition of depreciable real estate, net	(3,320)	6,021	(3,680)	5,621

FFO applicable to common shareholders	78,073	52,556	137,821	145,511

Non-operating items, net (J)	(6,461)	11,864	597	(17,901)

Operating FFO	$71,612	$64,420	$138,418	$127,610

Earnings per share – Diluted (K)	$(0.16)	$(0.10)	$(0.24)	$(0.09)

Funds From Operations – Diluted (K)	$0.27	$0.19	$0.49	$0.45

Operating Funds From Operations – Diluted (K)	$0.25	$0.23	$0.49	$0.47

DDR Corp.

Financial Highlights

(In thousands)

Selected Balance Sheet Data

	June 30, 2012	December 31, 2011
Assets:
Real estate and rental property:
Land	$1,839,912	$1,844,125
Buildings	5,424,300	5,461,122
Fixtures and tenant improvements	406,988	379,965

	7,671,200	7,685,212
Less: Accumulated depreciation	(1,573,528)	(1,550,066)

	6,097,672	6,135,146
Land held for development and construction in progress	580,553	581,627
Real estate held for sale, net	502	2,290

Real estate, net	6,678,727	6,719,063

Investments in and advances to joint ventures	562,413	353,907
Cash	18,505	41,206
Restricted cash	23,791	30,983
Notes receivable, net	62,498	93,905
Receivables, including straight-line rent, net	103,788	117,463
Other assets, net	134,226	112,898

	$7,583,948	$7,469,425

Liabilities & Equity:
Indebtedness:
Revolving credit facilities	$5,895	$142,421
Unsecured debt	1,977,512	2,139,718
Unsecured term loan	250,000	—
Mortgage and other secured debt	1,862,378	1,822,445

	4,095,785	4,104,584
Dividends payable	40,852	29,128
Other liabilities	226,183	257,821

Total liabilities	4,362,820	4,391,533

Preferred shares	375,000	375,000
Common shares	30,135	27,711
Paid-in-capital	4,437,806	4,138,812
Accumulated distributions in excess of net income	(1,627,030)	(1,493,353)
Deferred compensation obligation	13,824	13,934
Accumulated other comprehensive income	(30,875)	(1,403)
Less: Common shares in treasury at cost	(12,731)	(15,017)
Non-controlling interests	34,999	32,208

Total equity	3,221,128	3,077,892

	$7,583,948	$7,469,425

DDR Corp.

Financial Highlights

(A)	The increase in base and percentage rental revenues for the six-month period ended June 30, 2012 is as follows (in millions):

Increase (Decrease)
Comparable portfolio properties	$2.4
Acquisition of shopping centers	11.7
Development or redevelopment properties	(1.5)

$12.6

Revenue resulting from the recognition of straight-line rents, including discontinued operations, is as follows (in millions):

	Six-Month Periods Ended June 30,
	2012	2011
Straight-line rents	$1.7	$0.1

(B)	Other revenues were comprised of the following (in millions):

	Three-Month Periods Ended June 30,		Six-Month Periods Ended June 30,
	2012	2011	2012	2011
Lease termination fees	$—	$0.8	$0.5	$1.3
Financing fees	—	0.2	—	0.6
Other miscellaneous	0.1	—	0.2	0.3

	$0.1	$1.0	$0.7	$2.2

(C)	The Company recorded impairment charges on the following (in millions):

	Three-Month Periods Ended June 30,		Six-Month Periods Ended June 30,
	2012	2011	2012	2011
Land held for development	$6.4	$—	$6.4	$—
Undeveloped land	19.1	—	19.1	3.9
Assets marketed for sale	54.7	0.8	56.9	0.8

Total continuing operations	80.2	0.8	82.4	4.7

Sold assets or assets held for sale	—	19.4	15.2	21.4

Total discontinued operations	—	19.4	15.2	21.4

Joint venture investments	—	1.6	0.6	1.6

Total impairment charges	$80.2	$21.8	$98.2	$27.7

(D)	The Company recorded the following in connection with its outstanding convertible debt (in millions):

	Three-Month Periods Ended June 30,		Six-Month Periods Ended June 30,
	2012	2011	2012	2011
Non-cash interest expense related to amortization of the debt discount	$2.5	$3.8	$5.7	$7.6

DDR Corp.

Financial Highlights

(E)	For the three and six months ended June 30, 2012, the Company repurchased $34.5 million and $60.0 million, respectively, of its 9.625% unsecured senior notes at a premium to par value.

(F)	Other income (expenses) were comprised of the following (in millions):

	Three-Month Periods Ended June 30,		Six-Month Periods Ended June 30,
	2012	2011	2012	2011
Litigation-related expenses	$(0.8)	$(1.2)	$(1.6)	$(2.2)
Loss on sale of mezzanine note receivable	—	(5.0)	—	(5.0)
Debt extinguishment costs, net	(0.4)	—	(0.6)	(0.2)
Settlement of lease liability obligation	—	—	—	2.6
Transaction and other expenses	(2.5)	(0.1)	(3.1)	(0.2)

	$(3.7)	$(6.3)	$(5.3)	$(5.0)

(G)	At June 30, 2012 and 2011, the Company had investments in joint ventures, excluding consolidated joint ventures, in 215 and 183 shopping center properties, respectively.

(H)	In the second quarter of 2012, the Company acquired its partners’ 50% interest in two shopping centers. The Company accounted for this transaction as a step acquisition. Due to the change in control that occurred, the Company recorded an aggregate gain associated with the acquisition related to the difference between the Company’s carrying value and fair value of the previously held equity interest.

(I)	The operating results related to assets classified as discontinued operations are summarized as follows (in millions):

	Three-Month Periods Ended June 30,		Six-Month Periods Ended June 30,
	2012	2011	2012	2011
Revenues from operations	$1.7	$12.6	$5.8	$26.5

Operating expenses	0.3	5.2	2.4	11.0
Impairment charges	—	19.4	15.2	21.4
Interest, net	0.4	3.7	1.3	7.6
Depreciation and amortization	0.4	4.2	1.6	8.2

Total expenses	1.1	32.5	20.5	48.2

Income (loss) before disposition of real estate	0.6	(19.9)	(14.7)	(21.7)
Gain (loss) on disposition of real estate, net	3.2	(7.3)	3.3	(7.0)

Income (loss) from discontinued operations	$3.8	$(27.2)	$(11.4)	$(28.7)

DDR Corp.

Financial Highlights

(J)	The charges and gains excluded from Operating FFO for the three- and six-month periods ended June 30, 2012 and 2011, respectively, are summarized as follows (in millions):

	Three-Month Periods Ended June 30,		Six-Month Periods Ended June 30,
	2012	2011	2012	2011
Non-cash impairment charges – non-depreciable consolidated assets	$25.5	$—	$25.5	$3.8
Loss on debt retirement, net	7.9	—	13.5	—
Other expense (income), net – litigation costs, debt extinguishment costs, lease liability settlement gain, transaction and other expenses	3.7	6.3	5.4	5.0
Equity in net income of joint ventures – currency adjustments, transaction and other expenses	0.9	(0.4)	1.0	(0.8)
Non-cash impairment of joint venture investments on non-depreciable assets	—	1.6	—	1.6
Gain on disposition of non-depreciable real estate (land), net	(5.2)	(1.0)	(5.5)	—
Executive separation charge	—	—	—	10.7
Non-cash gain on equity derivative instruments (Otto Family warrants)	—	—	—	(21.9)
Non-cash gain on change in control of interests	(39.3)	(1.0)	(39.3)	(22.7)
Non-cash write off of preferred share original issuance costs	—	6.4	—	6.4

Total adjustments from FFO to Operating FFO	$(6.5)	$11.9	$0.6	$(17.9)

DDR Corp.

Financial Highlights

(K)	The Company’s per share information is as follows:

	At June 30,
	2012	2011
Common shares outstanding	301.3	276.6
OP Units outstanding (“OP Units”)	0.4	0.4

	Three-Month Periods Ended June 30,		Six-Month Periods Ended June 30,
	2012	2011	2012	2011
Earnings per common share:
Basic	$(0.16)	$(0.10)	$(0.24)	$(0.01)

Diluted	$(0.16)	$(0.10)	$(0.24)	$(0.09)

Basic – average shares outstanding	280.4	274.3	277.8	265.1

Diluted – average shares outstanding	280.4	276.1	277.8	269.2

Dividends Declared:	$0.12	$0.04	$0.24	$0.08

FFO per share:
Basic	$0.28	$0.19	$0.49	$0.54

Diluted	$0.27	$0.19	$0.49	$0.45

Weighted average common shares outstanding	282.6	276.2	279.9	267.2

Assumed conversion of OP Units	0.4	0.4	0.4	0.4

FFO Weighted average common shares and OP Units – Basic	283.0	276.6	280.3	267.6

Assumed conversion of dilutive securities	2.6	1.8	2.5	4.1

FFO Weighted average common shares and OP Units – Diluted	285.6	278.4	282.8	271.7

Operating FFO:
Diluted	$0.25	$0.23	$0.49	$0.47

Operating FFO Weighted average common shares and OP Units – Diluted	285.6	278.4	282.8	271.7

DDR Corp.

Summary Results of Combined Unconsolidated Joint Ventures

(In Thousands)

Combined condensed income statements

	Three-Month Periods Ended June 30,		Six-Month Periods Ended June 30,
	2012	2011	2012	2011
Revenues:
Minimum rents (A)	$123,221	$123,811	$245,417	$244,312
Percentage and overage rents	600	808	1,082	1,565
Recoveries from tenants	26,790	28,316	54,126	58,934
Other	23,846	22,801	43,558	39,302

	174,457	175,736	344,183	344,113
Expenses:
Operating and maintenance	52,024	41,516	91,270	80,770
Real estate taxes	18,205	18,548	36,152	37,628
Impairment charges (B)	6,877	—	7,717	—

	77,106	60,064	135,139	118,398

Net operating income	97,351	115,672	209,044	225,715
Depreciation and amortization of real estate investments	45,117	45,841	87,957	93,094
Interest expense	61,961	56,327	120,143	113,312

(Loss) income before other items	(9,727)	13,504	944	19,309
Income tax expense	(6,239)	(11,386)	(12,268)	(17,530)

(Loss) income from continuing operations	(15,966)	2,118	(11,324)	1,779
Discontinued operations:
Income (loss) from operations (B)	17	137	(355)	(213)
Gain on debt forgiveness	—	2,976	—	2,976
Gain on disposition, net	247	22,756	107	21,893

(Loss) income before gain on disposition of assets	(15,702)	27,987	(11,572)	26,435
(Loss) gain on disposition of assets, net	(750)	—	13,102	—

Net (loss) income	$(16,452)	$27,987	$1,530	$26,435
Non-controlling interests	(4,600)	(2,619)	(13,534)	(4,994)

Net (loss) income attributable to unconsolidated joint ventures	$(21,052)	$25,368	$(12,004)	$21,441

Net income at DDR’s ownership interests (C)	$3,171	$16,532	$13,351	$20,439

FFO at DDR’s ownership interests (D)	$12,633	$14,781	$26,618	$29,528

DDR Corp.

Summary Results of Combined Unconsolidated Joint Ventures

(In thousands)

Combined condensed balance sheets

	June 30, 2012	December 31, 2011
Land	$1,637,535	$1,400,469
Buildings	5,255,495	4,334,097
Fixtures and tenant improvements	209,608	189,940

	7,102,638	5,924,506
Less: Accumulated depreciation	(828,212)	(808,352)

	6,274,426	5,116,154
Land held for development and construction in progress (E)	163,821	239,036

Real estate, net	6,438,247	5,355,190
Cash and restricted cash	440,293	308,008
Receivables, including straight-line rent, net	102,514	108,038
Other assets, net	323,692	177,251

	$7,304,746	$5,948,487

Mortgage debt (F)	$4,573,716	$3,742,241
Notes and accrued interest payable to DDR	140,752	100,470
Other liabilities	256,332	214,370

	4,970,800	4,057,081
Redeemable preferred equity	150,000	—
Accumulated equity	2,183,946	1,891,406

	$7,304,746	$5,948,487

DDR Corp.

Summary Results of Combined Unconsolidated Joint Ventures

(A)	Revenue resulting from the recognition of straight-line rents, including discontinued operations, is as follows (in millions):

	Three-Month Periods Ended June 30,		Six-Month Periods Ended June 30,
	2012	2011	2012	2011
Straight-line rents	$1.1	$1.2	$2.0	$2.6
DDR’s proportionate share	0.2	0.3	0.4	0.7

(B)	For the three- and six-month periods ended June 30, 2012, impairment charges were recorded primarily on assets that are in the process of being marketed for sale of which the Company’s proportionate share was not material.

(C)	Adjustments to the Company’s share of joint venture equity in net income primarily is related to basis differences impacting amortization and depreciation, impairment charges and (loss) gain on dispositions as follows (in millions):

	Three-Month Periods Ended June 30,		Six-Month Periods Ended June 30,
	2012	2011	2012	2011
Net loss	$—	$—	$(1.9)	$(1.9)

(D)	FFO and Operating FFO from unconsolidated joint ventures are summarized as follows (in millions):

	Three-Month Periods Ended June 30,		Six-Month Periods Ended June 30,
	2012	2011	2012	2011
Net (loss) income attributable to unconsolidated joint ventures	$(21.1)	$25.4	$(12.0)	$21.4
Depreciation and amortization of real estate investments	44.1	45.2	89.4	93.1
Impairment of depreciable real estate assets	6.9	—	8.2	—
Loss (gain) on sale of depreciable real estate	0.5	(22.8)	(13.2)	(21.9)

FFO	$30.4	$47.8	$72.4	$92.6

FFO at DDR ownership interests	$12.6	$14.8	$26.6	$29.5

Operating FFO at DDR’s ownership interests (1)	$13.5	$14.4	$27.6	$28.7

DDR joint venture distributions received, net (2)	$11.9	$18.8	$16.4	$45.7

(1)	Excluded from Operating FFO is the Company’s proportionate share of net charges related to foreign currency adjustments, transaction costs and gain on debt forgiveness as disclosed earlier in this press release.

(2)	Includes loan repayments in 2011 of $22.4 million from the Company’s unconsolidated joint venture which has assets located in Brazil.

DDR Corp.

Summary Results of Combined Unconsolidated Joint Ventures

(E)	Land held for development and construction in progress consists of the following (in millions):

	June 30, 2012	December 31, 2011
Company’s proportionate share	$53.5	$75.9

(F)	Mortgage debt consists of the following (in millions):

	June 30, 2012	December 31, 2011
Company’s proportionate share	$811.1	$772.9
Non-recourse debt included above for which the Company has written its investment down to zero and is receiving no allocation of income, loss or FFO	47.8	48.1